WEINBERG & COMPANY, PA
                        Town Executive Center
                     6100 Glades Road, Suite 314
                      Boca Raton, Florida 33434


          CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


We hereby consent to incorporation by reference in the Form S-8 Registration Statement dated February 23, 1999 of Aspac Communications, Inc. our report dated December 23, 1998 (except as to Note 12b, which is as of January 5, 1999), relating to the consolidated balance sheets of Aspac Communications, Inc. and Subsidiary as of September 30, 1998 and 1997, and the related consolidated statements of operations, changes in stockholders' deficiency, and cash flows for the years then ended, which report appears in the September 30, 1998 annual report on Form 10-KSB of Aspac Communications, Inc.


                              WEINBERG & COMPANY PA
                              Certified Public Accountants


Boca Raton, Florida
February 23, 1999